Exhibit 10.1

PARSONS CORPORATION

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made and entered into on this 7 day of April, 2026 (the “Effective Date”), by and between Parsons Corporation, a Delaware corporation (hereinafter referred to as the “Company”) and Soo Lagasse (“Executive”).

RECITALS

The Compensation Committee of the Board of Directors of Parsons Corporation (the “Committee”) and the Board of Directors have approved the Company’s entering into this Agreement with Executive. Executive is a key executive of the Company.

Should the possibility of a Change in Control (as defined below) arise, the Committee believes it imperative that the Company should be able to rely upon Executive to continue in Executive’s position, and that the Company should be able to receive and rely upon Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

Should the possibility of a Change in Control arise, in addition to Executive’s regular duties, Executive may be called upon to assist in the assessment of such a possible Change in Control upon the Company’s shareholders, advise management and the Board of Directors as to whether such a Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board of Directors might determine to be appropriate.

NOW THEREFORE, to assure the Company that it will have the continued dedication of Executive and the availability of Executive’s advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce Executive to remain in the employ of the Company in the face of these circumstances and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Executive agree as follows:

Article I

CERTAIN DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings set forth below unless the context clearly indicates to the contrary:

(a)
“Base Salary” means the salary of record paid to Executive by the Company as annual salary (whether or not deferred), but excludes amounts received under incentive or other bonus plans.
(b)
“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(c)
“Board” means the Board of Directors of the Company.
(d)
“Cause” means the occurrence of any one or more of the following:

Exhibit 10.1

(i)
Executive’s commission of an act of fraud or embezzlement upon the Company.
(ii)
Executive’s conviction of or pleading guilty or nolo contendere to a felony involving fraud, dishonesty, or moral turpitude.
(iii)
Executive’s willful and continued failure to substantially perform material duties which is not remedied in a reasonable period of time after written demand for substantial performance is delivered by the Board.
(iv)
Executive’s material violation of the Company’s Code of Conduct.
(e)
“Change in Control” shall mean and include each of the following, and shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i)
A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50 % of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 1(f)(iii)(1), (2) or (3) of this Article; or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or
(ii)
The incumbent directors cease for any reason to constitute a majority of the Board; or
(iii)
The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
1)
which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the

Exhibit 10.1

“Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
2)
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(f)(iii)(2) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and
3)
after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or
(iv)
The date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

For sake of clarity, a Change in Control will not occur by reason of the Parsons Employee Stock Ownership Plan (the “ESOP”) owning less than fifty percent of (50%) of the voting power of the Company’s (or any successor thereto) equity securities due to (a) the ESOP making distributions to participants and their beneficiaries, or (b) the ESOP selling equity securities to the public through underwritten registered public offerings.

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(f)
“Code” means the United States Internal Revenue Code of 1986, as amended.
(g)
“Company” means Parsons Corporation, a Delaware corporation, any successor thereto or acquirer thereof.
(h)
“Disability” means, for all purposes of this Agreement, the incapacity of Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the

Exhibit 10.1

performance of substantially all of the usual duties of Executive’s employment by the Company, such Disability to be determined by the Board upon receipt and in reliance on competent medical advice from one or more individuals, selected or approved by the Board, who are qualified to give such professional medical advice.

(i)
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(j)
“Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following, unless the action or failure giving rise to such occurrence is withdrawn, reversed or cured by the Company within thirty (30) days of the date of the occurrence, and is not thereafter reinstated by the Company during the term of this Agreement:
(i)
A material reduction in the nature or status of Executive’s authorities, duties, or responsibilities (when such authorities, duties, or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period.
(ii)
A reduction by the Company of Executive’s Base Salary as in effect on the day immediately prior to the start of the Protected Period.
(iii)
A material reduction by the Company of Executive’s aggregate welfare benefits or the value of the incentive programs provided under the Company’s management incentive or other short- or long-term incentive programs, as such benefits and opportunities exist on the day immediately prior to the start of the Protected Period.
(iv)
The relocation of Executive’s principal office by the Company more than fifty (50) miles from the location of Executive’s principal office immediately prior to the start of the Protected Period.
(v)
Any purported termination by the Company of Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3.4.
(vi)
The failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated by Article 8.
(k)
“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as contemplated by Sections 13(d)(3) and l4(d)(2) thereof
(l)
“Potential Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i)
Any Person announces an intention to take an action that, if consummated, would result in a Change of Control and the Board expresses its good faith belief that such announced intention is serious.

Exhibit 10.1

(ii)
The Company or the trustees of the Company’s Employee Stock Ownership Plan enters into an agreement that, if consummated, would result in a Change in Control.
(iii)
Any Person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company’s then outstanding securities.
(iv)
The Board declares that a Potential Change in Control has occurred for purposes of this Agreement.
(m)
“Protected Period” means the period related to a Change in Control commencing on the date of the Change in Control and ending on the date that is eighteen (18) months after the Change in Control.
(n)
“Qualifying Termination Event” means the occurrence, upon a Potential Change of Control, of any of one of the events described in sub-sections (i) and (ii) below, and, the occurrence of any one or more of the following events upon a Change in Control, or within the Protected Period following a Change in Control:
(i)
A termination of Executive’s employment at the initiation of the Company, without Executive’s consent, for reasons other than Cause;
(ii)
A voluntary termination of employment by Executive for Good Reason;
(iii)
A successor company fails or refuses to assume by written instrument the Company’s obligations under this Agreement, as contemplated by Article 8;
(iv)
The Company or any successor company repudiates or breaches any of the provisions of this Agreement.

Article II

SERVICES DURING CERTAIN EVENTS

If a Potential Change in Control occurs, Executive agrees that Executive will not voluntarily leave the employ of the Company and will render services until (a) the Board declares, or otherwise indicates, that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control, or (b) if a Change in Control occurs, until six (6) months after the Change in Control; provided, however, that, subject to any right that Executive may have to benefits hereunder, the Company may terminate Executive’s employment at any time for any reason, and Executive may terminate Executive’s employment at any time for Good Reason.

Article III

SEVERANCE BENEFITS

Exhibit 10.1

3.1
Right to Severance Benefits. Executive shall be entitled to receive the benefits described in Section 3.2 if Executive incurs a Qualifying Termination Event, provided that Executive must (a) furnish the Company with written notice of Executive’s exercise of the right to receive such benefits within thirty (30) days of the occurrence of a Qualifying Termination Event and (b) execute and deliver to the Company the Severance Agreement attached hereto as Exhibit A within fifty (50) days of the Qualifying Termination Event and not revoke it. If Executive does not timely execute and deliver to the Company the Severance Agreement, or if Executive executes the Severance Agreement but revokes it, the severance benefits set forth in Section 3.2 of this Severance Agreement will not be paid. If more than one Qualifying Termination Event occurs, such events shall constitute a single Qualifying Termination Event and Executive shall be entitled to receive the benefits provided under Section 3.2 (a) through (d) only once.
3.2
Severance Benefits. If a Qualifying Termination Event occurs and Executive satisfies the conditions set forth in Section 3.1 above, the Company will pay Executive as soon as practicable following Executive’s satisfaction of such conditions, but in no event more than seventy-five (75) days following the Qualifying Termination Event, a non-discounted cash lump sum amount equal to the sum of the following:
(a)
a pro-rata portion (based on the number of days that elapsed in the calendar year before the Qualifying Termination Event occurred) of the greater of (i) Executive’s target annual bonus for the year of the Qualifying Termination Event or (ii) Executive’s annual bonus that would have been paid (as determined by the Board in its discretion) assuming the year ended on the date of the Qualifying Termination Event and based on actual performance through that date;
(b)
an amount equal to one years’ salary at the highest rate of Executive’s annualized Base Salary in effect at any time up to and including the Qualifying Termination Event multiplied by two (2); and
(c)
an amount equal to the greater of (i) Executive’s target annual bonus for the year of the Qualifying Termination Event or (ii) the average of the annual bonuses actually paid to Executive for the two years preceding the year of the Qualifying Termination Event, multiplied by two (2).

In addition to the foregoing, if Executive satisfies the conditions set forth in Section 3.1 above, the Company will pay Executive as soon as practicable following Executive’s satisfaction of such conditions, but in no event more than seventy-five (75) days following the Qualifying Termination Event, a non-discounted cash lump sum amount equal to the sum of the following: (i) the Company’s estimate of the cost to continue Executive’s medical, dental and vision insurance coverage at a level commensurate to that provided to Executive through the Company’s group health plan immediately prior to the Qualifying Termination Event for a period of two (2) years based on the COBRA rates in effect at that time; (ii) the Company’s estimate of the cost to continue Executive’s life insurance coverage at a level commensurate to that in effect through Executive’s Company-sponsored coverage immediately prior to the Qualifying Termination Event for a period of two (2) years following such Qualifying Termination Event, or, if shorter, the period ending on the last day of the level premium rate guarantee period established by the applicable insurer for such coverage; and (iii) the Company’s estimate of the cost to continue Executive’s executive supplemental disability coverage under the Company’s supplemental disability insurance plan in effect immediately prior to the Qualifying Termination Event for a period of two

Exhibit 10.1

(2) years following such Qualifying Termination Event (or the date Executive attains age 65, if earlier), but the cash payment in this clause (iii) will only be paid if the terms of the applicable insurance policy under such disability insurance plan provide that the coverage may be continued following the Qualifying Termination Event and such costs to be estimated using the extent of the coverage allowed under the terms of such policy at a cost to the Company that is no greater than the cost borne by the Company immediately prior to the Qualifying Termination Event.

If the seventy-five (75)-day period following the Qualifying Termination Event for making the foregoing cash payments spans two calendar years, payment will in all cases be made in the second (later) calendar year.

Notwithstanding any provision of this Agreement to the contrary, to the extent that the Company determines that a delay in payment or benefits is required to avoid subjecting Executive to taxes under Code Section 409A (“Section 409A”), Executive shall not be entitled to receive any payments of, or benefits that constitute, deferred compensation (as defined in Section 409A) until the earlier of (i) the date which is six (6) months after Executive’s termination of employment or (ii) the date of Executive’s death (the “Section 409A Period”), at which time the Company shall pay all delayed payments to Executive in a lump sum without interest.

3.3
Termination for Other Reasons. Except as expressly provided below, the Company shall have no obligations (or no further obligations, as the case may be) to Executive under this Agreement if:
(a)
Executive’s employment is terminated by the Company for Cause;
(b)
Executive terminates Executive’s employment with the Company other than for Good Reason during a Protected Period;
(c)
Executive’s employment by the Company terminates due to Executive’s Disability, retirement, or death; or
(d)
Executive’s employment by the Company is terminated by the Company or Executive for any reason, if such termination does not occur during a Protected Period.
(e)
Prior to a Potential Change in Control, Executive ceases to perform services on a full-time basis in either the same position Executive was serving on the Effective Date or a more senior position and as a result the term of this Agreement terminates pursuant to Article VI.

If, during a Protected Period and immediately prior to Executive’s Disability or retirement, Executive would have been entitled to terminate employment with the Company for Good Reason, then upon termination of Executive’s employment for Disability or retirement, Executive shall be deemed to have terminated for Good Reason for purposes of this Agreement.

Notwithstanding anything else contained herein to the contrary, Executive’s termination of employment on account of reaching the normal retirement age, as such age may be defined from time to time in policies adopted by the Company prior to the commencement of the Protected Period, to the extent such policies are applicable to Executive immediately prior to the commencement of the Protected Period and to the extent such policies are consistent with applicable law, shall not be a Qualifying Termination Event unless Executive was otherwise able

Exhibit 10.1

to terminate employment for Good Reason immediately prior to Executive’s retirement and Executive’s retirement occurred during a Protected Period.

3.4
Notice of Termination. Any termination of Executive’s employment by the Company for Cause or by Executive for Good Reason shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” must be in writing, must describe in reasonable detail the facts and circumstances claimed to constitute Cause or Good Reason, and must cite the specific provision(s) of this Agreement on which such claim is based. The Notice of Termination shall be effective on the date specified in Section 9.8 of this Agreement.

Article IV

TAXES

The Company has the right to withhold from the Severance Benefits set forth in Section 3.2 any amount otherwise payable to Executive under or pursuant to this Agreement the amount of any taxes that the Company may legally be required to withhold with respect to such payment (including, without limitation, federal, state, or local taxes, Social Security, and Medicare). Executive is responsible for all taxes owed, if any, as a result of Executive’s receipt of any amounts paid in connection with this Agreement.

Article V

THE COMPANY’S PAYMENT OBLIGATION
5.1
Payment Obligations Absolute. Subject to Executive’s compliance with Section 9.1 and the agreement contemplated thereby, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset (except an offset for the amount of any debt that is due from Executive to Company for loans, advances or similar items provided by the Company to Executive prior to the date of Executive’s notice to the Company of a Qualifying Termination Event), counterclaim, recoupment, defense, or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reasons whatsoever, except as a result of an error in calculating the value of benefits payable under Section 3.2 or as otherwise provided in Article 7 and subject to Executive’s compliance with Section 9.1 and the agreement contemplated thereby.

Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

5.2
Unsecured General Creditor. Executive and Executive’s heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or

Exhibit 10.1

assets of the Company. No assets of the Company shall be held under any trust or held in any way as collateral security for the fulfilling of the obligations of the Company under this Agreement. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of the entity to pay money in the future, and the rights of Executive and Executive’s heirs, successors, and assigns shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Agreement be unfunded for purposes of the Code and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
5.3
Other Plans and Benefits. All payments, benefits, and amounts provided under this Agreement shall be in addition to and not in substitution for any Executive’s own vested or accrued employee benefits under Company’s qualified retirement benefit plans, or any disability or workers’ compensation benefits payable at the time Executive’s employment by the Company terminates. Notwithstanding the foregoing, this Agreement shall not create an inference that any duplicate payments shall be required.

Article VI

TERM OF AGREEMENT

This Agreement will commence on the Effective Date and shall continue in effect through April 1, 2027. However, at the end of such initial period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee (or the Board) delivers written notice at least six (6) months prior to the end of such term, or extended term, to Executive, that this Agreement will not be extended. In such case, this Agreement will terminate at the end of the term, or extended term, then in progress. If a Potential Change in Control occurs, the Committee (or the Board) may not give notice that the term of this Agreement will not be extended, or further extended, as the case may be, unless and until the Board declares in good faith that the circumstances giving rise to the Potential Change in Control will not result in an actual Change in Control.

Unless the Board expressly determines that the term of this Agreement shall continue in effect, the term of this Agreement will terminate if, prior to a Potential Change in Control, Executive ceases to perform services on a full-time basis in either the same position Executive was serving on the Effective Date or a more senior position.

Notwithstanding anything to the contrary in this Agreement, in the event a Change in Control occurs during the initial or any extended term, this Agreement will remain in effect for the longer of: (a) eighteen (18) months beyond the month in which such Change in Control occurred; or (b) if Executive incurs a Qualifying Termination Event, until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to Executive.

Any subsequent Change in Control (“Subsequent Change in Control”) that occurs during the term shall also continue the term until the later of: (a) the date the term then in effect, at the time of such Subsequent Change in Control, would end; or (b) until all obligations of the Company hereunder have been fulfilled and all benefits required hereunder have been paid to Executive; provided, however, that if one or more Subsequent Changes in Control occur, such event (or events) shall be considered a Change in Control hereunder, and this Agreement will be applicable

Exhibit 10.1

thereto only if it, or they, occur during a Protected Period in effect at the time of any Subsequent Change in Control.

Notwithstanding anything herein to the contrary, Executive shall be entitled to receive the benefits provided in this Agreement one time only under this Agreement, regardless of the number of Changes in Control or Subsequent Changes in Control that may occur.

Article VII

RESOLUTION OF DISPUTES
7.1
Arbitration of Claims. The Company and Executive hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with this Agreement and/or the Exhibits hereto that the Company may have against Executive, or that Executive may have against the Company or against its officers, directors, employees or agents acting in their capacity as such. Each party’s promise to resolve all such claims or controversies by arbitration in accordance with this Agreement, rather than through the courts, is consideration for the other party’s like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration shall be final and binding upon the Company and Executive, and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be before a sole arbitrator (the “Arbitrator’) selected from Judicial Arbitration & Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association. Arbitration will be held in Washington, D.C. or Virginia, or the state of Executive’s primary work location. Either party shall have the right to file dispositive motions, including without limitation a motion to dismiss and/or a motion for summary judgment, and the Arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. A party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure.

The Arbitrator shall interpret this Agreement, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or applicable federal law. In reaching his or her decision, the Arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Agreement. Except as provided in the next paragraph, the Arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to, any claim that all or any part of this Agreement is voidable. The Arbitrator shall have the authority to decide dispositive motions. Following the completion of the arbitration, the Arbitrator shall issue a written decision disclosing the essential findings and conclusions upon which the award is based.

Notwithstanding the foregoing, provisional injunctive relief may, but need not, be sought by Executive or the Company in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally resolved by the Arbitrator in accordance with the foregoing. Final resolution of any dispute through arbitration may include any remedy or relief which would otherwise be available at law and which

Exhibit 10.1

the Arbitrator deems just and equitable. The Arbitrator shall have the authority to award full damages as provided by law. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The Company shall pay the reasonable fees and expenses of the Arbitrator and a stenographic reporter, if employed, and any other costs associated with the arbitration that are unique to arbitration. Each party shall pay its own legal fees and other expenses and costs incurred with respect to the arbitration and to the same extent as if the matter were being heard in court.

Article VIII

SUCCESSORS

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty-one percent (51%) of the total business and/or assets of the Company) to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement in a written instrument prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle Executive to the benefits provided under this Agreement.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, trustees, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid to Executive’s estate in accordance with the terms of this Agreement.

Article IX

MISCELLANEOUS
9.1
Release and Agreement. The Company’s obligation to pay the Severance Benefits set forth in Section 3.2 is conditioned upon Executive executing and not revoking a Separation Agreement and Release of Claims in the form attached hereto as Exhibit A (or such other form, which is substantially the same as the form attached hereto as Exhibit A, as the Committee may require) and Company’s receipt of such executed agreement.
9.2
Employment Status. Executive and the Company acknowledge that, except as may be provided under this Agreement, the employment of Executive by the Company is “at will,” and may be terminated by either Executive or the Company at any time, with or without notice, subject to applicable law and subject to the express provisions of Article 2.
9.3
Entire Agreement. This Agreement, including the Exhibits hereto, contains the entire understanding of the Company and Executive, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, with respect to the subject matter hereof.

Exhibit 10.1

9.4
Gender and Number. Except where otherwise indicated by the context any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
9.5
Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
9.6
Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive (or Executive’s legal representative) and by an authorized member of the Committee (or the Board) or its designee or legal representative.
9.7
Notice. For purposes of this Agreement, notices, including Notice of Termination, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by the U.S. Postal Service for delivery by certified or registered mail, postage prepaid and addressed: (a) if to Executive, to Executive’s latest address as reflected on the records of the Company, and (b) if to the Company, to Parsons Corporation, 14291 Park Meadow Drive, Suite 100, Chantilly, VA 20151, Attn: Chair, Compensation and Management Development Committee, or to such other address as either party may furnish to the other in writing for the delivery of notices to that party, with specific reference to this Agreement and the importance of the notice, except that a notice of change of address shall be effective only upon receipt by the other party.
9.8
Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Virginia shall be the controlling law in all matters relating to this Agreement, without regard to principles of conflicts of laws. Any statutory reference in this Agreement shall also be deemed to refer to all final rules and final regulations promulgated under or with respect to the referenced statutory provision.
9.9
Code Sections 280G and 4999. Notwithstanding anything contained in this Agreement to the contrary, if following a change in ownership or effective control or in the ownership of a substantial portion of assets (in each case, within the meaning of Section 280G of the Code), the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies to any payments, benefits and/or amounts received by Executive pursuant to this Agreement or otherwise (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to Executive is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash payments under this Agreement, then by reducing or eliminating any accelerated vesting of any long-term cash incentive awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The provisions of this Section 9.9 shall take

Exhibit 10.1

precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

Executive

Signature: /s/ Soo Lagasse

Soo Lagasse, Chief Human Resources Officer

Parsons Corporation

By: /s/ Carey Smith

Carey Smith

Its: Chief Executive Officer